Exhibit 99.1

Standard BioTools Announces Preliminary Fourth Quarter and Full Year 2025 Revenue

Preliminary, unaudited combined company revenue for the full year 2025 of approximately $185 million; Revenue from continuing operations of approximately $85 million

BOSTON, Mass., January 8, 2026 -- Standard BioTools Inc. (NASDAQ: LAB) (“Standard BioTools” or the “Company”) today announced preliminary and unaudited revenue results for the fourth quarter and full year 2025. Standard BioTools expects fourth quarter 2025 combined company revenue of approximately $56 million and revenue from continuing operations of approximately $24 million. For the full year 2025, the Company expects combined company revenue of approximately $185 million and revenue from continued operations of approximately $85 million.

"Our 2025 performance reflected steady execution, ending the year above our guidance range and exceeding expectations for both combined and continuing operations,” said Michael Egholm, PhD, Chief Executive Officer of Standard BioTools. “Amid a shifting macro backdrop, the team remained focused – managing what we could control to drive the business forward.”

Dr. Egholm added, “We continued our path toward profitability, taking targeted actions to streamline the organization and sharpen our operating model. Grounded in continuous improvement, we optimized workflows, improved our cost structure and drove rigor across the Company. These efforts strengthened our foundation and leave us exiting the year a leaner organization and a more resilient business.”

“As we look to 2026, the sale of SomaLogic to Illumina remains on track to close in the first half of the year. At close, we expect to have approximately $550 million in cash and a base business on its way to positive adjusted EBITDA — a combination that creates real strategic flexibility. With an experienced team, a simplified footprint and substantial cash, we are well positioned to pursue disciplined M&A as we work to build a diversified leader in life sciences."

Standard BioTools plans to report its fourth quarter and full year 2025 financial results later this quarter, at which time the Company will discuss its full 2025 financial results in more detail and provide its outlook for 2026.

The Company’s unaudited, preliminary 2025 revenue results are based on current expectations and may be adjusted as a result of, among other things, completion of annual audit procedures. This financial information does not represent a comprehensive statement of the Company’s financial results for the fourth quarter or full year 2025 and remains subject to the completion of financial closing procedures and internal reviews.

About Standard BioTools Inc.

Standard BioTools Inc. (Nasdaq: LAB), has an established portfolio of essential, standardized next-generation technologies that help biomedical researchers develop better medicines faster. As a leading solutions provider, the company provides reliable and repeatable insights in health and disease using its proprietary SomaScan, mass cytometry and microfluidics technologies, which help transform scientific discoveries into better patient outcomes. Standard BioTools works with leading academic, government, pharmaceutical, biotechnology, plant and animal research and clinical laboratories worldwide, focusing on the most pressing needs in translational and clinical research, including oncology, immunology and immunotherapy. Learn more at standardbio.com or connect with us on X, Facebook®, LinkedIn, and YouTube™.

For Research Use Only. Not for use in diagnostic procedures.

Limited Use Label License and other terms may apply: standardbio.com/legal/salesterms.

Patent and License Information: standardbio.com/legal/notices.
Trademarks: standardbio.com/legal/trademarks. Any other trademarks are the sole property of their respective owners. ©2026 Standard BioTools Inc. (f.k.a. Fluidigm Corporation). All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding future financial and business performance, including with respect to expected revenue and expected cash at the closing of the transaction with Illumina; the expected timing for closing of the transaction with Illumina; operational and strategic plans; deployment of capital; market and growth opportunity and potential; and the potential to realize the expected benefits and synergies of prior and potential future acquisitions, including the potential for such transactions to drive long-term profitable growth. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including, but not limited to, the completion of the Company’s closing procedures for its financial statements for the year ended December 31, 2025; risks that the anticipated benefits and synergies of announced divestures and prior and potential future acquisitions and the integration of any such businesses, including the potential for such transactions to drive long-term profitable growth, may not be fully realized or may take longer to realize than expected; risks that the Company may not realize expected cost savings from such transactions; possible integration, restructuring and transition-related disruption resulting from such transactions, including through the loss of customers, suppliers, and employees and adverse impacts on the Company’s development activities and results of operation; the timing of the closing of the transaction with Illumina and the operating expenses over the intervening period; integration and restructuring activities, including customer and employee relations, management distraction, and reduced operating performance; risks that internal and external costs required for ongoing and planned activities may be higher than expected, which may cause the Company to use cash more quickly than it expects or change or curtail some of the Company’s plans, or both; risks that the Company’s expectations as to expenses, cash usage, and cash needs may prove not to be correct for other reasons such as changes in plans or actual events being different than our assumptions; changes in the Company’s business or external market conditions; anticipated NIH funding pressures; the expected effect from U.S. export controls and the expected impact from tariffs; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; interruptions or delays in the supply of components or materials for, or manufacturing of, the Company’s products; reliance on sales of capital equipment for a significant proportion of revenues in each quarter; seasonal variations in customer operations; unanticipated increases in costs or expenses; continued or sustained budgetary, inflationary, or recessionary pressures; uncertainties in contractual relationships; reductions in research and development spending or changes in budget priorities by customers; uncertainties relating to the Company’s research and development activities, and distribution plans and capabilities; potential product performance and quality issues; risks associated with international operations; intellectual property risks; and competition. For information regarding other related risks, see the “Risk Factors” section of the Company’s annual report on Form 10-K, for the year ended December 31, 2024, filed with the SEC on March 11, 2025, the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 15, 2025, and in the Company’s other filings with the SEC. These forward-looking statements speak only as of the date hereof. The Company disclaims any obligation to update these forward-looking statements except as may be required by law.

Investor Contact:
ir@standardbio.com